Exhibit 99.1

News Announcement

SeraCare Life Sciences, Inc. Obtains Commitments for $8.16 Million in Equity Financing

OCEANSIDE, California, July 9, 2004 —SeraCare Life Sciences, Inc. (Nasdaq:SRLS) today announced that it has entered into definitive agreements to raise approximately $8.16 million in gross proceeds from a private placement of its common stock to institutional and accredited investors. The closing of the private placement is contingent on the closing of the Company’s previously announced acquisition of substantially all of the assets of the BBI Diagnostics and BBI Biotech Research Laboratories divisions of Boston Biomedica, Inc (the “BBI Acquisition”). The investors in the private placement have funded the full $8.16 million in escrow pending the satisfaction of this condition. The proceeds of the private placement will be used by the Company to fund a portion of the purchase price for the BBI Acquisition. In the event the BBI Acquisition is not consummated, the escrowed funds will be returned in full to the investors and neither the investors nor the Company will have further obligations to each other under the definitive agreements.

Under the terms of the definitive agreements, the Company agreed to sell 800,000 shares of its common stock at a price of $10.20 per share. The pricing of the shares was determined by arms-length negotiation, taking into consideration the nature and length of the escrow and that no warrants are to be issued to the investors in this private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. The shares of common stock have not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. The Company has agreed to file a registration statement covering resale by the investors of these shares. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

About SeraCare Life Sciences:

SeraCare Life Sciences, Inc. is a manufacturer and provider of biological products and services to diagnostic, therapeutic, drug discovery, and research organizations. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the SeraCare BioBank™, a proprietary database of medical information and associated serum, tissue, DNA and RNA samples. Headquartered in Oceanside, CA, SeraCare conducts business throughout the world, and is traded on the Nasdaq National Stock Market under the symbol SRLS. For additional information about SeraCare Life Sciences, Inc., please visit the Company’s web site at www.seracare.com.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Sarah Neugebauer	Nathan Ellingson, David Collins
SeraCare Life Sciences, Inc.	Jaffoni & Collins Incorporated
760/806-8922 or sarah@seracare.com	212/835-8500 or srls@jcir.com